CLOSING AGREEMENT


         THIS AGREEMENT (this "Agreement") is made as of June 30, 1999 by and among Sabacol, Inc., a Delaware corporation ("Sabacol"), Omimex Resources, Inc., a Delaware corporation ("ORI"), Omimex de Colombia, Ltd., a Delaware corporation ("ODC"), and Omimex International Corporation d/b/a Omimex Petroleum, Inc., a Colorado corporation ("OPI").


                                    RECITALS

         A. The parties entered into that certain Asset Purchase Agreement dated as of March 17, 1999, but effective as of 12:01 a.m. Central Standard Time on January 1, 1999 (as amended, the "Purchase Agreement"), which sets forth the terms of a proposed sale of substantially all of Sabacol's Assets to ODC in return for the consideration described therein. All capitalized terms that are used but not defined herein shall have the meanings given such terms in the Purchase Agreement.

         B. Pursuant to the Purchase Agreement, the parties contemplated entering into an Escrow Agreement of even date herewith with Bank One, Texas, N.A., as Escrow Agent (the "Escrow Agent"), in which (i) ODC would escrow cash in an amount equal to the Positive Initial Settlement Amount, (ii) Sabacol would escrow cash in an amount necessary to fully pay and discharge the Schedule 3.17 Debt, less the Positive Initial Settlement Amount, and (iii) Sabacol would escrow cash in an amount equal to the Unassumed Tax Liability. Instead of such escrow, however, the parties agree that Sabacol will directly pay the Schedule
3.17 Debt and the Unassumed Tax Liability as set forth herein.

         C. In accordance with (i) Section 2.2.1 of the Purchase Agreement, ODC will assume the Assumed Tax Liability as of the Closing and (ii) Section 10.4 of the Purchase Agreement, each of the Omimex Group will indemnify and hold harmless Sabacol for Sabacol's Losses as set forth herein.

         D. On the terms and conditions set forth herein, the parties wish to establish the mechanism for (i) valuating the inventory located in the warehouses on the Sabacol Assets as of December 31, 1998, (ii) entering a confessed judgment against the Omimex Group in favor of Sabacol and (iii) paying the OPI Assets Revenue and Sabacol Assets Revenue.


                                    AGREEMENT

         For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.       Acknowledgement.

                  a. The Closing and Closing Date is June 30, 1999 for all purposes.

                  b. The amount of the (i) Positive Initial Settlement Amount is $19,062.18, (ii) Schedule 3.17 Debt as of the Closing is $208,161 and
         (iii) Unassumed Tax Liability as of the Closing is $286,535.

                  c. With respect to the Schedule 3.17 Debt included in the Initial Settlement Amount, Sabacol owes (i) $150,428 to ODC and (ii) $57,733 to Interbanco.

                  d. At Closing, Sabacol paid the sum of (a) $57,733 to Interbanco and (b) $131,365.82 to ODC (i.e., $150,428 that Sabacol owes to ODC minus the Positive Initial Settlement Amount that ODC owes to Sabacol).

         2. Assumption. ODC hereby assumes the Assumed Tax Liability as of the Closing, which the parties agree is $2,322,765 (which amount is equal to $4,023,261,256 Colombian Pesos, assuming an exchange rate of 1,732.1 Colombian pesos to each U.S. Dollar as of the Closing). ODC shall pay the full amount of the Assumed Tax Liability and interest and penalties that accrue thereon after the Closing as soon as reasonably practicable but in no event later than June 30, 2000.

         3. Indemnification. In accordance with Section 10.4 of the Purchase Agreement, each of the Omimex Group will indemnify and hold harmless Sabacol for Sabacol's Losses that Sabacol suffers (i) by reason of any failure of ODC to assume or pay the Assumed Tax Liability as of the Closing and (ii) in connection with any actions by DIAN or any member of the Omimex Group with respect to the Assumed Tax Liability.

         4.       Confessed Judgment.

                  a. If the Omimex Group defaults in paying the full amount of the Assumed Tax Liability Judgment Amount (as defined below) at any time after (i) DIAN obtains a nonappealable judgment by any competent Colombian court of law that Sabacol is liable for any portion of the Assumed Tax Liability and interest and penalties that accrue thereon after the Closing (the "Assumed Tax Liability Judgment Amount") and
         (ii) Sabacol provides the Omimex Group with 30 days prior written notice of such judgment, the Omimex Group authorizes any attorney designated by Sabacol to appear for the Omimex Group in any court of record and confess judgment in favor of Sabacol or its successor for and in the amount of the Assumed Tax Liability Judgment Amount, costs of suit and reasonable attorney fees, less any amounts that the Omimex Group has paid towards or to reduce the Assumed Tax Liability (the "Confessed Judgment A"). Sabacol shall pay to DIAN any amount that the Omimex Group pays to Sabacol under the Confessed Judgment A until the Assumed Tax Liability is fully satisfied and paid. All liability and obligations of the Omimex Group to pay, assume or otherwise be responsible for the Assumed Tax Liability shall cease, terminate and have no further force or effect to the extent of the amount of any payment that the Omimex Group pays to Sabacol under the Confessed Judgment A that is attributable to the Assumed Tax Liability.


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

                  b. If the Omimex Group fails to pay the full amount of the Assumed Tax Liability and interest and penalties that accrue thereon after the Closing by June 30, 2000, the Omimex Group authorizes any attorney designated by Sabacol to appear for the Omimex Group in any court of record and confess judgment in favor of Sabacol or its successor for and in the amount of the Assumed Tax Liability, interest and penalties that accrue thereon after the Closing, costs of suit and reasonable attorney fees, less any amounts that the Omimex Group has paid towards or to reduce the Assumed Tax Liability (the "Confessed Judgment B") or under the Confessed Judgment A. Sabacol shall pay to DIAN any amount that the Omimex Group pays to Sabacol under the Confessed Judgment B until the Assumed Tax Liability is fully satisfied and paid. All liability and obligations of the Omimex Group to pay, assume or otherwise be responsible for the Assumed Tax Liability shall cease, terminate and have no further force or effect to the extent of the amount of any payment that the Omimex Group pays to Sabacol under the Confessed Judgment B that is attributable to the Assumed Tax Liability.

         5.       Inventory.

                  a. Within 90 days after the Closing, ODC shall (i) cause Arthur Andersen (the "Auditor") to conduct an audit (the "Audit") of the inventory located in the warehouses located on the Sabacol Assets as of December 31, 1998 (the "Inventory") and (ii) provide a copy of the Audit to Sabacol. If the Auditor fails to provide a copy of the Audit to Sabacol within 60 days after the Closing, the Final Settlement Date shall be extended until 90 days after the Closing plus the amount of days that elapsed after such 60 day period until the Audit is delivered to Sabacol.

                  b. Within 90 days after ODC disposes of any Surplus Inventory, ODC shall (i) pay Sabacol a sum equal to (a) the price or value that ODC receives for any piece of Surplus Inventory that ODC sells or the fair market value of any such piece that ODC uses in its operations multiplied by (b) Sabacol's ownership percentage in such Surplus Inventory immediately prior to the Closing and (ii) provide Sabacol with reasonable substantiation of such amounts. "Surplus Inventory" shall mean the Inventory less any inventory included in the Initial Settlement Statement or the Final Settlement Statement.

                  c. Upon ten (10) days prior written notice to ODC, Sabacol shall have the option to conduct an annual audit of the dispositions from the Surplus Inventory and of the remaining Surplus Inventory so long as ODC retains possession of the Surplus Inventory. ODC shall provide all information that Sabacol reasonably requests with regard to such audit.

         6. Termination of Escrow Agreement. The parties hereby terminate any obligation that they each or all have under the Purchase Agreement to establish or fund the Escrow Account.

         7. Post-Closing Revenue. Sabacol shall pay ODC all Sabacol Assets Revenue that Sabacol receives after the Closing within three (3) business days after such receipt. OPI shall pay Sabacol all OPI Assets Revenue that OPI receives after the Closing within three (3) business days after such receipt.

         8. NSAI Information. On or before January 15, 2000, Sabacol and the Omimex Group shall provide to NSAI such information that NSAI reasonably requires to prepare the Revised Report.

         9. Termination of Obligations. All rights and obligations of Sabacol, if any, to the Omimex Group listed in the Bankruptcy Case for estimated legal and professional services required to extend any of the Association Agreements shall terminate without liability to any party hereunder and will be of no further force or effect.

         10. Further Assurances. Each party hereto shall take all such further action as may be reasonably requested by the other party in order to effectuate the consummation of the transactions contemplated by this Agreement and the Purchase Agreement. If a party hereto shall reasonably determine that any further conveyance, assignment or other document or any further action (which does not involve significant expense) is necessary to vest in it full title to the Sabacol Assets or the OPI Assets, as appropriate, the other party shall cause the appropriate officers to execute and deliver all such instruments and take all such action as the requesting party may reasonably determine to be necessary, subject to Section 3 herein.

         11. Ratification. Except as otherwise provided herein, the parties hereby ratify and confirm all of the terms, provisions and conditions of the Purchase Agreement which shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Agreement conflict with those of the Purchase Agreement, the terms and provision of this Agreement shall control.

         12. Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         13. Use of Certain Terms. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

         14. Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by all of the parties hereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

         16. Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.


         17. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

         18. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors, successors in title and assigns, and each party agrees, on behalf of it and its successors, successors in title, and assigns, to execute any instruments that may be necessary or appropriate to carry out and execute the purpose and intentions of this Agreement and hereby authorizes and directs its affiliates, successors, successors in title and assigns to execute any and all such instruments. Each and every successor in interest to any party, whether such successor acquires such interest by way of gift, devise, assignment, purchase, conveyance, pledge, hypothecation, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. The rights of the parties and their successors in interest, as among themselves and shall be governed by the terms of this Agreement, and the right of any party or successor in interest to assign, sell or otherwise transfer or deal with its interests under this Agreement shall be subject to the limitations and restrictions of this Agreement.


                   [Signature pages follow on the next page.]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                  SABACOL, INC.


                                  By:      /s/Susan M. Whalen
                                           ---------------------------
                                           Susan M. Whalen
                                           Secretary


                                  OMIMEX RESOURCES, INC.


                                  By:      /s/ Clark P. Storms
                                           ---------------------------
                                           Clark P. Storms
                                           Vice President



                                  OMIMEX INTERNATIONAL CORPORATION


                                  By:      /s/ Clark P. Storms
                                           ---------------------------
                                           Clark P. Storms
                                           Vice President



                                  OMIMEX DE COLOMBIA, LTD.


                                  By:      /s/ Clark P. Storms
                                           ---------------------------
                                           Clark P. Storms
                                           Vice President